1999 LOAN MODIFICATION AGREEMENT



     THIS AGREEMENT dated as of December 30, 1999, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (the "Borrower"), BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB") (BOH, FHB and CPB are each sometimes called a "Lender" and collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan
Documents described below and in the Agency Agreement described in the Loan Agreement described below (in such capacity, the "Agent"),

                    W I T N E S S E T H:

     WHEREAS,  the  Borrower, the Lenders and  Bank  of
America, National  Trust and Savings Association ("BOA")
(the Lenders and BOA are collectively called the "Original Lenders") and the Agent are parties to that certain
Revolving and Term Loan  Agreement, dated  as  of  December
31, 1992, as amended  by  a  First  Loan Modification
Agreement,  dated  as  of  March  1,    1993,   and
supplemented by letter agreements dated April 30, 1993  and
June 24,  1993, and  further  amended  by  Second
Loan Modification Agreement, dated September 8, 1993, by a Third Loan Modification Agreement, dated September 30, 1993, by a Fourth Loan Modification Agreement, dated March 8, 1994, by a Fifth Loan Modification Agreement, dated effective as of December 31, 1994, by a Sixth Loan Modification Agreement, dated effective as of March 31, 1995, and by a Seventh
Loan Modification  Agreement dated effective as of
December 31, 1995, each among the Borrower, the Original
Lenders  and  the  Agent  (as so   amended   and
supplemented, the "Original Loan Agreement");

     WHEREAS,  the  Original Loan Agreement and the  other
"Loan Documents" referred to therein, as respectively amended, set forth the terms and conditions upon which the Original Lenders (i) have made available to the Borrower the Revolving Loans in the original aggregate principal amount of up to $40,000,000 at any one time outstanding (subject to mandatory reduction, from time to time, of such aggregate principal amount available) and (ii) shall make available to the Borrower the Term Loans in an amount up to the aggregate principal amount of the Revolving
Loans  outstanding upon expiration of the Revolving Loan
Period, all as more particularly described therein;

     WHEREAS, the parties hereto entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated December 4, 1996, as amended by letter agreement dated February 21, 1997, by First Loan Modification Agreement dated December 31, 1997, and by Second Loan Modification Agreement dated March 17, 1998 (as so amended, the "First Restatement");

     WHEREAS,  the  parties  hereto  entered  into  that
certain Amended  and  Second  Restated Revolving  Credit
and  Term  Loan Agreement dated as of December 4, 1998
("Second Restatement") to, among other things, establish a
development line in the aggregate principal  amount  of
$15,000,000,  being  the  Village   Course Facility more
particularly described in the Second Restatement;

     WHEREAS, the Lenders having purchased the interests  of
BOA under  the   Original Loan Agreement and the other
Loan Documents referred to therein (the "BOA Purchase"), and BOH having purchased a portion of the interest of FHB under the Original Loan Agreement, as amended by the First Restatement and by the Second Restatement (the Original Loan Agreement as the same has been and may hereafter be amended, the "Loan Agreement"), and under the other Loan Documents referred to in the Loan Agreement, the respective "Individual Loan
Commitment Percentage"  of  each Lender is now as follows:

     (1) BOH's Individual Loan Commitment Percentage is equal to 53.667% with respect to the Original Facility and 50% with respect to the Village Course Facility;
     (2) FHB's Individual Loan Commitment Percentage is equal to 33.333% with respect to the Original Facility and 33.333% with respect to the Village Course Facility; and
     (3) CPB's Individual Loan Commitment Percentage is equal to 13% with respect to the Original Facility and 16.667% with respect to the Village Course Facility;

     WHEREAS, the Aggregate Loan Commitment with respect  to
the Original  Facility  having  been  reduced  to
$15,000,000,   the respective  Individual Loan Commitments of
the  Lenders are  as follows:

     (1) BOH's Individual Loan Commitment is equal to $8,050,000 with respect to the Original Loan Facility, subject to further permanent reduction from time to time in accordance with the terms of the Loan Agreement, and $7,500,000 with respect to the Village Course Facility;

     (2)  FHB's Individual Loan Commitment is equal to
$5,000,000 subject to further permanent reduction from time to time in accordance with the terms of the Loan
Agreement, and  $5,000,000 with respect to the Village
Course Facility; and

     (3)    CPB's   Individual  Loan  Commitment  is   equal
to $1,950,000, subject to further permanent reduction from time to time in accordance with the terms of the Loan Agreement, and $2,500,000 with respect to the Village Course Facility; and

     WHEREAS, Borrower has requested a further modification of the Loan Documents and Lenders are willing to accommodate such modification under the terms of this Agreement;

     NOW, THEREFORE, in consideration of the premises, the
mutual covenants   set  forth  herein  and  other  good
and   valuable consideration,  the receipt and sufficiency
of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

     1. The Loan Documents are amended to conform to the following:
               (a) Expiry Date - Revolving Loans. The Expiry Date is extended from December 31, 1999, to December 31, 2001.
               (b) Maturity Date - Term Loans. The Maturity Date is extended from December 31, 2002, to December 31, 2004.
               (c) Village Course Facility Maturity Date. The Village Course Facility Maturity Date is extended from
December 11, 2000, to December 11, 2001.
               (d) Reduction of Aggregate Loan Commitment -- Village Course Facility.
                    (i)  Effective December 11, 2000, the
Aggregate Loan Commitment with respect to the Village Course Facility will be reduced to $8,000,000.

                   (ii) On or before December 11, 2000, Borrower shall pay the amount, if any, by which the outstanding principal balance of the Village Course Facility exceeds $8,000,000.

                  (iii) Upon such reduction of the Aggregate Loan Commitment with respect to the Village Course Facility, Bank of Hawaii's Individual Loan Commitment with respect to the Village Course Facility shall be $4,000,000, First Hawaii
Bank's Individual Loan Commitment with respect to the Village Course Facility shall be $2,666,640 and Central
Pacific Bank's Individual Loan Commitment with respect to the Village Course Facility shall be $1,333,360.

             (e) Interest Rate - Revolving Loans. Outstanding balances of principal of the Revolving Loans during the Revolving Loan
Period shall bear interest at either of the following interest rate options that Borrower may select in accordance with the terms of the Loan Agreement (1) a floating rate equal to the Base Rate in effect from time to time or (2) LIBOR, plus:

               (i) if Borrower's Recourse Debt to Net Worth Ratio is less than or equal to 0.20, one and one-half percentage points
(1.50%);
              (ii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.20 but not more than 0.40, one and three-fourths percentage points (1.75%);

             (iii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.40 but not more than 0.60, two percentage points (2.00%);

              (iv) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.60 but not more than 0.80,two and one-fourth percentage points (2.25%); and

               (v) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.80, two and one-half percentage points (2.50%).

          (f) Interest Rate - Term Loans. In the event that the Term Loans shall be made, then during the period (the "Term Loan Period") commencing on the Expiry Date, to and including the date that the Term Loans are paid in full, at the option of the Borrower initially either (i) a floating rate per annum equal to the Base Rate in effect from time to time, or (ii) LIBOR, plus:

               (i) if Borrower's Recourse Debt to Net Worth Ratio is less than or equal to 0.20, one and three-fourths percentage points
(1.75%);

              (ii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.20 but not more than 0.40, two percentage points (2.00%);

             (iii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.40 but not more than 0.60, two percentage and one fourth points (2.25%);

              (iv) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.60 but not more than 0.80, two and one-half percentage points (2.50%); and

              (v) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.80, two and three-fourths percentage points (2.75%).

          (g)  Interest Rate - Village Course Facility Advances.
The Borrower agrees to pay interest on the outstanding principal balance of the Advances pursuant to the following interest rate options that the Borrower may select in accordance with the provisions of the Loan Agreement: (1) a floating rate equal to the Base Rate in effect from time to time; or (2) LIBOR plus:

               (i) if Borrower's Recourse Debt to Net Worth Ratio is less than or equal to 0.20, one and one-half percentage points
(1.50%);

              (ii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.20 but not more than 0.40, one and three-fourths percentage points (1.75%);

             (iii) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.40 but not more than 0.60, two percentage points (2.00%);

              (iv) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.60 but not more than 0.80, two and one-fourth percentage points (2.25%); and

               (v) if Borrower's Recourse Debt to Net Worth Ratio is greater than 0.80, two and one-half percentage points (2.50%).

     (h) Recourse Debt to Net Worth Ratio. "Recourse Debt to Net Worth Ratio" or "Recourse Debt/Net Worth Ratio" shall mean the quotient
obtained  by dividing (i) Recourse  Debt  by  (ii) Net Worth.   For
the  purpose  of  determining  the interest   rate applicable  to the
Loans, such ratio shall be based of the most recent financial reports referred to in Section 5.1(a)(1) of the Loan Agreement and any KCA debt which is nonrecourse to the Borrower shall be disregarded.

    (i) Commitment Fee - Village Course Facility. The Borrower shall pay to the Agent for pro rata distribution to each Lender, a commitment fee on the aver-age daily unutilized Aggregate Loan Commitment with respect to the Village Course Facility, computed at the rate of one-quarter of one percent (0.25%) per annum computed on the basis of the actual number of days elapsed over a year of 365 or 366 days (as the actual case may be) and payable quarterly in arrears commencing on March 31, 2000, and thereafter, on the last day of each March, June, September and December prior to the Maturity Date and on the Maturity Date (or such earlier date as the Aggregate Loan Commitment with respect to the Village Course Facility shall be terminated).

    (j)  Net Worth.  Section 5.1(e)(3) of the Loan
Agreement is amended to read as follows:
               (3)   A  Net  Worth  of  not  less
          than $60,100,000.00,  plus 50% of  the
          cumulative net profits after December 31, 1998 (but not the net losses) of Borrower.

    (k)  Capital Expenditures.  Section 5.2(d) of the Loan
Agreement is amended to read as follows:

           (d)    Neither  the  Borrower  nor   any
          Subsidiary  will make any Capital Expenditure
          that  is  not approved in writing by  Lenders that
          causes  Borrower  to  exceed  (on   an aggregated
          basis)  the  following   Capital Expenditure  limits:
          $10,800,000  for  fiscal year  1998; $11,500,000 for
          fiscal year 1999; $14,000,000 for each of fiscal years 2000 and 2001; and $12,000,000 for each fiscal year thereafter. Capital Expenditures for work at the Village Course at Kapalua (described in
          Section  5.1(n)) shall not be counted towards such
          Capital  Expenditure  limits.   Capital Expenditures
          for the Site 29 Project of up to $1,000,000 in the aggregate or that are approved in writing by
          Lenders shall  not  be counted   towards  such
          Capital  Expenditure limits.

 2. Upon execution of this Agreement and in consideration of these amendments:

     (a)  Borrower shall pay to the Agent, on demand, for
distribution to   the   Lenders  according  to  their
Individual   Commitment Percentages  with respect to the
Original Facility the  following non-refundable  fee  with
respect  to  the  Original   Facility:
$10,000.

    (b) Borrower shall pay to the Agent, on demand, for distribution to the Lenders according to their Individual Commitment Percentages with respect to the Village Course Facility the following non-refundable fee with respect to the Village Course Facility:
$7,500.
          3. Capitalized terms used, but not defined, in this Agreement, shall have the definitions stated in the Loan Agreement.

         4. Borrower agrees that Borrower has no claims, defenses, or offsets against the Lenders or the Agent with respect to said credit facility or to the enforcement of the Loan
Documents arising prior to the date of this Agreement, and that Borrower agrees that all such claims, defenses, and offsets are hereby released.

        5. The execution of this Agreement by the Borrower constitutes the personal certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Agreement.

       6. In all other respects, the Loan Documents, as amended, remain in full force and effect and the provisions of the Loan Documents including, without limitation, all promises, representations, warranties, covenants, and conditions, are ratified and confirmed as of the date of this Agreement by the parties hereto.

      7. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

      8. The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

   To signify their agreement, the parties have executed this Agreement as of the date first written above.

MAUI LAND & PINEAPPLE COMPANY, INC.              BANK  OF  HAWAII,
                                                  individually and as Agent

By:/S/ PAUL J. MEYER                             By:/S/ JAMES C. POLK
 Its EXECUTIVE VICE PRESIDENT/FINANCE             Its VICE PRESIDENT

                                                 FIRST HAWAIIAN BANK
By:/S/ TED PROCTOR
 Its ASSISTANT TREASURER                         By:/S/ LANCE A MIZUMOTO
                                                  Its VICE PRESIDENT

                                                CENTRAL PACIFIC BANK

                                                  By:/S/ ROBERT D MURAKAMI
                                                   Its VICE PRESIDENT